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Exhibit 8.1

July 28, 2003

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA 22314

Re:
AvalonBay Communities, Inc.

Ladies and Gentlemen:

        This opinion is delivered to you in our capacity as special counsel for AvalonBay Communities, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of up to an aggregate of 469,114 shares of common stock, par value $.01 per share ("Common Stock"), that may be offered and sold from time to time by the holders of units of limited partnership interest in Avalon DownREIT V, L.P., Avalon Ballston II, L.P., Avalon Grosvenor, L.P. and/or Avalon Upper Falls, L.P. (the "Operating Partnerships") to the extent that such holders tender those units (the "Tendered Units") to the applicable Operating Partnership for redemption and the Company exercises its right to issue shares of Common Stock in lieu of cash for the Tendered Units.

        This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years commencing with the Company's taxable year ended December 31, 1994, and the accuracy of the section entitled "Federal Income Tax Considerations and Consequences of Your Investment" in the Registration Statement.

        We have relied upon the representations of officers of the Company regarding the manner in which the Company has been and will continue to be owned and operated and the continued accuracy of such representations through the date of this letter. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. Notwithstanding the foregoing, we are not aware of any facts that cause us to question the reasonableness of such representations. In addition, where such factual representations involve terms defined in the Code, the Treasury Regulations thereunder, published rulings of the Internal Revenue Service (the "IRS"), or other relevant tax authorities, we have explained such terms to the Company's representatives (to the extent relevant to our opinion) and are satisfied that such representatives understand such terms and are capable of making such factual representations. We also assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

        In rendering the following opinion, we have examined the Company's Articles of Incorporation, as amended, the By-Laws, as amended, its federal income tax returns for the taxable years ended December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, each on Form 1120-REIT, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

        In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties, and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties, and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

        The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations, and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modification of our opinion contained herein.

        Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that: (1) commencing with the taxable year ending December 31, 1994, the form of organization of the Company and its operations are such as to enable the Company to qualify as a "real estate investment trust" under the applicable provisions of the Code, and (2) the statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations and Consequences of Your Investment," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

        We express no opinions other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto. Our opinion is not binding on the IRS, and the IRS may disagree with the opinion contained herein. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above. The opinions set forth herein are being provided to you in connection with the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose without our prior written consent. Notwithstanding the foregoing or any express or implied agreement, arrangement or understanding to the contrary, you (and any other employee, representative or other agent of you) may disclose this opinion to any and all persons.

        We consent to being named as counsel to AvalonBay Communities, Inc. in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                Very truly yours,

                /s/ Goodwin Procter LLP

                Goodwin Procter LLP

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  Exhibit 8.1